EXHIBIT 99.1

#07-13
News Release
CONTACT:
Greg Powell
Director of Investor Relations
B/E Aerospace, Inc.
(561) 791-5000 ext. 1450

B/E AEROSPACE RECORD FIRST QUARTER; EPS 25% ABOVE CONSENSUS AND OVER 100%
ABOVE PRIOR YEAR; Q1 SALES UP 57%, OPERATING EARNINGS UP 81%;
RECORD BACKLOG OF $1.85 BILLION; 2007 FINANCIAL GUIDANCE INCREASED;
LONG-TERM OUTLOOK IMPROVED

WELLINGTON, FL, April 30, 2007 - B/E Aerospace, Inc. (Nasdaq: BEAV), the world’s leading manufacturer of aircraft cabin interior products and a leading aftermarket distributor of aerospace fasteners, today announced financial results for the first quarter of 2007.

HIGHLIGHTS

•	Record first quarter revenues of $387.8 million reflect 56.9 percent year-over-year growth; organic revenue growth was 44.5 percent.

•	First quarter operating earnings of $56.4 million were 81.4 percent higher than the same period in the prior year.

•	First quarter operating margin of 14.5 percent expanded by 190 basis points versus the same period in the prior year, and by 110 basis points on a sequential quarterly basis.

•	Earnings before income taxes were $45.8 million, which was more than double pre-tax earnings in the same period in the prior year.

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Net earnings for the current quarter were $32.1 million as compared to $13.8 million in the first quarter of the prior year. Net earnings increased by $18.3 million or 133 percent over the prior year. First quarter 2007 diluted earnings per share were $0.40 per share as compared to $0.18 per share in the first quarter of the prior year. Diluted earnings per share increased by $0.22 per share, or 122 percent, and was $0.08 per share, or 25 percent, greater than the consensus estimate of $0.32 per share.

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Bookings for the quarter ended March 31, 2007 were strong, totaling approximately $450 million, and represent a book-to-bill ratio of approximately 1.2:1. Backlog at March 31, 2007 was approximately $1.85 billion, an increase of 34 percent as compared to backlog at March 31, 2006.

•	Full year 2007 financial guidance has again been revised upward to approximately $1.55 per share.

FIRST QUARTER PERFORMANCE

The 81.4 percent growth in operating earnings as compared to the first quarter of last year was driven by the 56.9 percent increase in revenues and a 190 basis point expansion in operating margin. Revenue growth was driven primarily by strong retrofit program deliveries reflecting significant market share gains. The 190 basis point expansion in first quarter operating margin to 14.5 percent as compared to the same period last year was driven primarily by a significant increase in the seating segment operating margin as a result of the high quality of B/E’s record backlog and the operating leverage at the higher sales volume. Organic sales and operating earnings growth for the first quarter of 2007, presented as if the acquisitions of Draeger Aerospace GmbH and New York Fasteners Corp. had occurred on January 1, 2006, were 44.5 percent and 87.4 percent, respectively.

Interest expense for the first quarter of 2007 was $10.6 million and was slightly higher than the interest expense recorded in the same period in the prior year reflecting the 2006 acquisitions and further working capital investments, particularly in B/E’s distribution segment.

The provision for income taxes was $13.7 million or 30 percent of earnings before taxes, which was the same rate applied in the prior year and reflects approximately $3.4 million of one-time catch-up research and development tax credits.

Net earnings for the first quarter of 2007 were $32.1 million, or $0.40 per diluted share versus net earnings of $13.8 million, or $0.18 per diluted share in the first quarter of 2006, representing increases in net earnings and diluted earnings per share of 133 percent and 122 percent, respectively.

FIRST QUARTER SEGMENT DISCUSSION

Net sales by segment were as follows:

	NET SALES
	Three Months Ended March 31, ($ in millions)
				Percent
	2007	2006	Change	Change
Seating	$144.4	$81.2	$63.2	77.8%
Interior Systems	81.1	56.3	24.8	44.0%
Distribution	96.9	53.7	43.2	80.4%
Business Jet	44.1	39.9	4.2	10.5%
Engineering Services	21.3	16.1	5.2	32.3%
Total	$387.8	$247.2	$140.6	56.9%

The 77.8 percent increase in sales volume for the seating segment was driven by a substantially higher level of aftermarket, retrofit and refurbishment activity, as well as demand created by new aircraft deliveries, and reflects additional market share gains. The interior systems segment revenue growth of 44.0 percent reflected the higher level of new aircraft deliveries as well as substantial aftermarket revenue growth. The interior systems segment organic revenue growth rate was 27.9 percent.

The distribution segment delivered revenue growth of 80.4 percent, reflecting a significant expansion in products offered, a broad-based increase in aftermarket demand for aerospace fasteners, a channel shift from OEM’s to subcontractors which tend to acquire fasteners from distributors, and continued market share gains. The organic revenue growth rate for the distribution segment was 42.9 percent. Business jet segment revenues increased by 10.5 percent, reflecting A380 pushouts, which negatively impacted shipments of super first class products. Engineering services segment revenue growth of 32.3 percent reflects the higher level of engineering design, program management and certification activities.

The following is a summary of operating earnings performance by segment:

	OPERATING EARNINGS
	Three Months Ended March 31, ($ in millions)
				Percent
	2007	2006	Change	Change
Seating	$16.9	$5.8	$11.1	191.4%
Interior Systems	14.6	10.5	4.1	39.0%
Distribution	19.7	11.8	7.9	66.9%
Business Jet	4.4	3.8	0.6	15.8%
Engineering Services	0.8	(0.8)	1.6	NM
Total	$56.4	$31.1	$25.3	81.4%

Operating earnings at the seating segment of $16.9 million in the first quarter of 2007 increased by $11.1 million or 191.4 percent versus the same period in the prior year. The seating segment operating margin of 11.7 percent expanded by 460 basis points versus the same period in the prior year due to the $63.2 million or 77.8 percent increase in revenues, an improved product mix, operating leverage at the higher sales volume and continuous improvement initiatives. Operating earnings at the interior systems segment of $14.6 million increased $4.1 million, or 39.0 percent, versus the same period in the prior year. As expected, the operating margin at the interior systems segment of 18.0 percent although strong, was negatively impacted by the temporarily lower Draeger margin, and integration costs and expenses related to the 2006 Draeger acquisition. The interior systems segment operating margin is expected to improve in 2008 and beyond as the Draeger acquisition integration activities are completed.

Distribution segment operating earnings in the first quarter of 2007 were $19.7 million, which was 66.9 percent greater than the same period last year and represented a 20.3 percent operating margin. The distribution segment operating margin was negatively impacted by New York Fastener’s temporarily lower margins, and integration costs and expenses related to the 2006 acquisition of New York Fasteners. The distribution segment operating margin is expected to improve in 2008 and beyond as these acquisition integration activities are completed.

Operating earnings at the business jet segment increased 15.8 percent during the first quarter reflecting an improvement in both manufacturing efficiency and operating leverage. Operating earnings at the engineering services segment improved by $1.6 million, reflecting the 32.3 percent increase in revenues and an improved mix of program revenues.

RECENT EQUITY OFFERING, LIQUIDITY AND BALANCE SHEET METRICS

Cash at March 31, 2007 was $413.1 million and included approximately $369 million in cash proceeds from the company’s March 2007 common stock offering. The company issued a notice to the holders of its $250 million of 8 7/8 percent senior subordinated notes due 2011 to redeem all of the senior subordinated notes on May 1, 2007. In addition, in April 2007, B/E prepaid $100 million of its bank term debt. The company’s cash, long term debt, total stockholders equity and debt to capital ratio as of March 31, 2007 on a pro forma basis giving effect to the redemption of the senior subordinated notes and the repayment of $100 million of the bank term debt as if these two events occurred on March 31, 2007 would have been as follows:

Pro Forma
Cash	$63 million
Long-term debt	$153 million
Stockholders’ equity	$1.1 billion
Debt-to-capital ratio	12 percent

Working capital at March 31, 2007 was approximately $878 million and includes $369 million of proceeds from the recent common stock offering. This compares with working capital of approximately $456 million at December 31, 2006. Exclusive of the proceeds from the recent common stock offering, at March 31, 2007 working capital was approximately $509 million. On this basis, working capital increased by $53 million and is primarily due to higher levels of accounts receivable arising from the substantially higher revenue level, and higher amounts of inventories required to support the expected continued strong revenue growth. Depreciation and amortization for the first quarter of 2007 was $8.1 million as compared to approximately $7.0 million in the same period in the prior year.

STRONG FIRST QUARTER BOOKINGS PUSH BACKLOG TO ANOTHER RECORD LEVEL

Order activity during the first quarter was strong at approximately $450 million and represented a book to bill ratio of 1.2 to 1. We believe most major international airlines are in the process of, or are developing plans to upgrade the cabin interiors of their fleets of wide-body aircraft as well as planning for the delivery of new wide-body aircraft. Backlog at the end of the quarter was approximately $1.85 billion, representing an increase of approximately 34 percent, as compared to the company’s backlog at March 31, 2006.

RECENT BUSINESS STRENGTH EXPECTED TO CONTINUE

Commenting on the recent performance of B/E Aerospace, Amin J. Khoury, Chairman and Chief Executive Officer of B/E Aerospace said, “We are very pleased with the exceptionally strong performances by each of our business segments. The first quarter of 2007 was another record quarter for B/E Aerospace; revenues, operating earnings, net earnings, EPS, and backlog were all quarterly records, and each exceeded both our expectations and the consensus estimate. Our operating margin for the current quarter increased by 190 basis points versus the same period in the prior year and increased by 110 basis points on a sequential quarterly basis. This margin expansion reflects the high quality of our record backlog, the operating leverage inherent in our business and the productivity improvements from our lean and six sigma initiatives. In addition to our strong business performance, the company significantly strengthened its financial position and enhanced its financial flexibility by successfully raising approximately $369 million through a public equity offering of its common stock.”

Mr. Khoury, continued, “Demand for all of our products and services is obviously very strong; in fact it is at record levels. And, with strong global aftermarket retrofit and refurbishment demand from international airlines continuing, the new-buy aircraft cycle for wide-body aircraft just beginning to ramp up and the demand for our spare parts and fasteners at record levels, we expect continued strong revenue and earnings growth. Each of these factors, together with our record high-in-quality backlog provide the company with excellent multi-year revenue visibility and serve as the foundation for our expectation for continued strong revenue and earnings growth for the next several years,” concluded Mr. Khoury.

FINANCIAL GUIDANCE

The company announced that it is raising its full year 2007 financial guidance to approximately $1.55 per diluted share, from its previously raised financial guidance of approximately $1.45 to $1.47 per diluted share. The raised financial guidance reflects the improved earnings growth outlook for 2007, and also takes into account the larger number of shares outstanding following the company’s recent successful common stock offering.

The following is a summary of the key full year 2007 financial guidance updates that B/E Aerospace has provided this year:

(in millions, except per share data and excludes debt prepayment costs)
	February 5, 2007		March 14, 2007		April 30, 2007

Operating earnings	$	~212	$	~217	$	~226
Net earnings	$	~113	$	~117	$	~137
Weighted average shares		~80.0		~80.0		~88.5
Earnings per share		$1.40 - $1.42		$1.45 - $1.47		$1.55

Mr. Amin J. Khoury, Chairman and Chief Executive Officer of B/E Aerospace, Inc., commented, “The first quarter of 2007 came in well ahead of both our internal plan and the consensus estimate, and is being driven by the performance in all five of our segments. As a result, for the second time this year, we are again raising our full year 2007 financial guidance. We are also on track to exceed our current 2008 earnings and margin expansion targets. During 2008 we anticipate significant margin expansion in each of our five segments. Distribution segment margin expansion is expected to be driven by strong revenue growth and the completion of New York Fasteners acquisition integration activities. Interior systems segment margin expansion is expected to be driven by the large backlog, the significant number of wide-body aircraft deliveries and the completion of Draeger acquisition integration activities. We also expect continued margin expansion in the other three segments. We expect to provide more specific 2008 financial guidance in July when we report 2007 second quarter results.”

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties. B/E’s actual experience may differ materially from that anticipated in such statements. Factors that might cause such a difference include changes in market and industry conditions and those discussed in B/E’s filings with the Securities and Exchange Commission, including but not limited to its most recent Form 10-K and Form 10-Q. For more information, see the section entitled “Forward-Looking Statements” contained in B/E’s Form 10-K and in other filings. The forward-looking statements included in this news release are made only as of the date of this news release and, except as required by federal securities laws, we do not intend to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

About B/E Aerospace, Inc.

B/E Aerospace, Inc. is the world’s leading manufacturer of aircraft cabin interior products, and a leading aftermarket distributor of aerospace fasteners. B/E designs, develops and manufactures a broad range of products for both commercial aircraft and business jets. B/E manufactured products include aircraft cabin seating, lighting, oxygen, and food and beverage preparation and storage equipment. The company also provides cabin interior design, reconfiguration and passenger-to-freighter conversion services. Products for the existing aircraft fleet - the aftermarket - generate about 60 percent of sales. B/E sells and supports its products through its own global direct sales and product support organization. For more information, visit B/E’s website at www.beaerospace.com.

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B/E Aerospace, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	THREE MONTHS ENDED
	March 31,	March 31,
(in millions, except per share data)	2007	2006
Net sales	$387.8	$247.2
Cost of sales	253.5	160.7
Gross profit	134.3	86.5
Gross margin	34.6%	35.0%
Operating expenses:
Selling, general and administrative	50.7	37.0
Research, development and engineering	27.2	18.4
Total operating expenses	77.9	55.4
Operating earnings	56.4	31.1
Operating margin	14.5%	12.6%
Interest expense, net	10.6	9.5
Debt prepayment costs	—	1.8
Earnings before income taxes	45.8	19.8
Income taxes	13.7	6.0
Net Earnings	$32.1	$13.8

Net Earnings per Common Share
Basic	$0.41	$0.18
Diluted	$0.40	$0.18

Common shares:
Basic
Weighted average	78.9	75.2
End of period	90.6	77.1
Diluted
Weighted average	79.5	76.8
End of period	91.2	78.7

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B/E Aerospace, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	March 31,	December 31,
	2007	2006
ASSETS

Current assets:
Cash and cash equivalents	$413.1	65.0
Accounts receivable, net	197.7	172.9
Inventories, net	480.1	420.9
Deferred income taxes	53.1	53.1
Other current assets	17.3	13.8
Total current assets	1,161.3	725.7
Long-term assets	765.3	772.0
	$1,926.6	$1,497.7

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$283.3	$269.7
Long-term liabilities	529.2	522.0
Total stockholders’ equity	1,114.1	706.0
	$1,926.6	$1,497.7

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B/E Aerospace, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	THREE MONTHS ENDED
	March 31,	March 31,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$32.1	$13.8
Adjustments to reconcile net earnings to net cash flows
provided by operating activities:
Depreciation and amortization	8.1	7.0
Provision for doubtful accounts	0.8	0.5
Non-cash compensation	2.4	0.2
Deferred income taxes	9.8	5.0
Debt prepayment costs	—	1.8
Changes in operating assets and liabilities,
net of effects from acquisitions	(69.9)	(9.4)
Net cash flows (used in) provided by operating activities	(16.7)	18.9

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(8.0)	(4.4)
Net cash flows used in investing activities	(8.0)	(4.4)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from common stock issued	373.4	19.8
Principal payments on long-term debt	(0.7)	(250.0)
Borrowings on line of credit	30.0	—
Repayments on line of credit	(30.0)	—
Net cash flows provided by (used in) financing activities	372.7	(230.2)

Effect of foreign exchange rate changes on cash and cash equivalents	0.1	0.2

Net increase (decrease) in cash and cash equivalents	348.1	(215.5)
Cash and cash equivalents, beginning of period	65.0	356.0
Cash and cash equivalents, end of period	$413.1	$140.5